SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                    FORM 8-K


                                 CURRENT REPORT


                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):  February 19, 2002


                       PHARMACEUTICAL RESOURCES, INC.
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


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
       NEW JERSEY                      FILE NUMBER 1-10827             22-3122182
(STATE OR OTHER JURISDICTION OF      (COMMISSION FILE NUMBER)        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                                      IDENTIFICATION NO.)
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ONE RAM RIDGE ROAD, SPRING VALLEY, NEW YORK                              10977
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                             (ZIP CODE)




Registrant's telephone number, including area code: (845) 425-7100



                            TOTAL NUMBER OF PAGES - 3



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ITEM 5.    OTHER EVENTS.

On February 19, 2002, we announced that we will be revising our 2001 third-quarter revenues from $99.7 million to $127.9 million. Correspondingly, we will be revising our 2001 third-quarter net income from $26.9 million to $32.5 million and diluted earnings per share from $.83 to $1.00. Excluding a one-time tax benefit previously recorded by us, our expected 2001 third-quarter net income will increase from $18.5 million to $24.1 million and diluted earnings per share from $.57 to $.74. The revisions are being made in response to a request by the Securities and Exchange Commission (the "SEC") that we retroactively amend our methodology for the accrual of future inventory price protection adjustments at the trade level. This request arose following the SEC's review of our Registration Statement on Form S-3 (File No. 333-74606) initially filed on December 5, 2001.

As a result of this request, certain items on our consolidated financial statements will be restated to reflect the reversal of a price protection reserve originally recorded in the third quarter of 2001 related to the Company's fluoxetine (Prozac(R)) product launch. In an effort to show the overall economic impact of the product launch, we originally recorded a percentage of the total projected price protection reserve, anticipated upon competition entering the market at the end of our exclusivity period in late-January 2002, based on our net sales in the third quarter. The total price protection amount owed, however, is based on customer inventories and market prices at the end of the exclusivity period. Accordingly, the SEC recommended the price protection reserve be recorded only on inventory sold by us that would actually be subject to price protection. Only fluoxetine sold during the fourth quarter of 2001 and in January 2002 is anticipated to be in customers' inventory at the end of the exclusivity period. As a result, we will be required to credit customers for price protection based on the quantity of that inventory and the decrease in fluoxetine's market price at the end of the exclusivity period. Therefore, we will restate our numbers for the third quarter of 2001 and will record the entire price protection reserve in the fourth quarter of 2001 and in January 2002. We do not believe that this amendment to our accounting methodology regarding future inventory price protection adjustments will have a significant effect on our 2001 diluted earnings per share.

We are currently in discussions with the SEC in respect of the accounting of a stock purchase agreement to sell 10.4 million shares of our common stock to Merck KGaA and a distribution agreement with Merck KGaA, each executed by us in March of 1998. The SEC has advised us that that these two events should be treated as one integrated transaction rather than as two separate economic transactions, as originally had been reported by the Company. The actual impact of the resolution of the Merck KGaA transactions on the Company's historical and future earnings is dependent not only on the valuation assigned to the distribution agreement but also on the tax treatment of the amortization expense. Depending upon the outcome of these discussions with the SEC, however, we expect to ascribe a value of up to $29.0 million to the distribution agreement and record it as an asset on our balance sheet and to amortize this asset over a 15 to 20-year period, retroactive to 1998.


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We intend, promptly following these discussions with the SEC, to revise our third-quarter numbers and amend our Form 10-Q for the 2001 third quarter, and file our Form 10-K for fiscal year 2001, in accordance with the amended methodology for the accrual of future inventory price protection adjustments, as provided in the opening paragraph above, and for any adjustments required as a result of our discussions with the SEC in respect of the Merck KGaA transactions.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


March 1, 2002


                                PHARMACEUTICAL RESOURCES, INC.
                                -------------------------------------
                                          (Registrant)



                                /s/ Dennis J. O'Connor
                                -------------------------------------
                                Dennis J. O'Connor
                                Vice President, Chief Financial Officer and
                                Secretary










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